Exhibit 99.1

AVITA Medical Names Cary Vance as Chief Executive Officer

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Board appoints Cary Vance as President and Chief Executive Officer

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Follows successful interim tenure and thorough search process by the Board

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Jan Stern Reed elected as Chair of the AVITA Medical Board

VALENCIA, Calif., April 30, 2026 — AVITA Medical®, Inc. (NASDAQ: RCEL, ASX: AVH), a leading therapeutic acute wound care company, today announced that its Board of Directors has appointed Cary Vance as President and Chief Executive Officer, effective immediately. The Board of Directors has also appointed Jan Stern Reed as its Chair, effective immediately. Mr. Vance, who has served as Interim CEO since October 2025, will continue to serve on the Board as an executive member.

“Following a thorough search process conducted in coordination with a top-tier, international executive search firm, the Board unanimously concluded that Cary is the right leader to serve as CEO on a permanent basis,” said Jan Stern Reed, the newly appointed Chair of the AVITA Medical Board of Directors. “Over the past six months, Cary has demonstrated decisive leadership at a critical time for the Company, stabilizing the business, sharpening our strategic focus, and rebuilding confidence and enthusiasm with employees, customers, and shareholders. His deep industry experience, operational discipline, and thorough understanding of the business position him well as he continues to lead the Company into an exciting growth period.”

“It has been a privilege to serve as Interim Chief Executive Officer, and I’m honored and excited to continue in the role on a permanent basis. Over the past several months, I’ve spent time with clinicians at meetings such as Boswick and the American Burn Association, as well as in leading burn and trauma centers. The feedback has been consistent: our products are driving clinically validated improvements in patient outcomes and meaningfully improving recovery,” said Mr. Vance. “We are building real momentum at AVITA. Our focus is on scaling adoption, supporting more clinicians in delivering better outcomes, and then translating that momentum into consistent performance. I look forward to continuing to work closely with our team, and with Jan and the rest of the Board, as we realize the full potential of our acute wound care platform.”

“Jan is a highly experienced independent director who has served on the Board since 2021, having most recently served as the Board’s Lead Independent Director since October,” added Dr. Michael Tarnoff, the Chair of the Board’s Human Capital and Compensation Committee. “As Board Chair, she will continue to work closely with Cary and the rest of the Board to support AVITA Medical’s strategic priorities and continued growth.”

About Cary Vance

Cary Vance has served on the AVITA Medical Board of Directors since 2023 and was previously appointed Chairman in 2025. He is an accomplished healthcare executive with 30 years of experience driving value creation and commercializing innovative medical technologies. Mr. Vance has previously served as President and Chief Executive Officer of several companies, including PhotoniCare, Inc., Titan Medical Inc., OptiScan

Biomedical, MyoScience, Hansen Medical, and XCath. Earlier in his career, he held senior leadership roles at Teleflex, Covidien, and GE HealthCare.

About Jan Stern Reed

Jan Stern Reed has served on the AVITA Medical Board since 2021 and brings over 35 years of legal and business management experience in the healthcare industry, both as an executive leader and board member. Ms. Reed served as the Board’s Lead Independent Director since October 2025, a role that the Board discontinued simultaneously with her appointment to the independent Chair position.

Date for First Quarter 2026 Earnings Call

As previously announced, the Company will host a conference call and Q&A to discuss its first quarter 2026 earnings results on Thursday, May 14, 2026. AVITA Medical will host a conference call and webcast that day at 1:30 p.m. Pacific Time (Friday, May 15, 2026, at 6:30 a.m. Australian Eastern Standard Time). Details can be found on the Company website at: https://ir.avitamedical.com/events-and-presentations.

About AVITA Medical, Inc.

AVITA Medical® is a leading therapeutic acute wound care company delivering transformative solutions. Our technologies are designed to optimize wound healing, effectively accelerating the time to patient recovery. At the forefront of our platform is RECELL®, approved by the FDA for the treatment of thermal burn and trauma wounds. RECELL harnesses the healing properties of a patient’s own skin to create Spray-On Skin™, offering an innovative solution for improved clinical outcomes at the point-of-care. In the U.S., AVITA Medical also holds the exclusive rights to market, sell, and distribute Cohealyx®, an AVITA Medical-branded collagen-based dermal matrix, and the exclusive rights to manufacture, market, sell, and distribute PermeaDerm®, a biosynthetic wound matrix.

In international markets, RECELL is approved to promote skin healing in a wide range of applications, including thermal burn and trauma wounds. RECELL and RECELL GO® are CE-marked in Europe and have TGA certification in Australia; RECELL is PMDA-approved in Japan.

To learn more, visit www.avitamedical.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements generally may be identified by the use of words such as “expect,” “potential,” “valued,” “will,” “would,” and similar words or expressions, and the use of future dates. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation: industry market conditions; failure to obtain and/or maintain regulatory approvals and comply with applicable regulations; supply chain disruptions that could affect our ability to manufacture our products; market reaction to growth or product initiatives; market penetration of our products; changes in the legal or regulatory environments; and other business effects, including the effects of industry, as well as other economic or political conditions outside of the Company’s control. Any forward-looking statements made herein are made as of the date of this press release, and the Company undertakes no obligation to publicly update or revise any of these statements, except as required by law. For additional information and other important factors that may cause actual results to differ materially from forward-looking statements, please see the “Risk Factors” section of the Company’s latest Annual Report on Form 10-K and other publicly available filings for a discussion of these and other risks and uncertainties.

Investor & Media Contact:

Ben Atkins

Phone +1-805 341 1571

investor@avitamedical.com | media@avitamedical.com

Authorized for release by the Chief Financial Officer of AVITA Medical, Inc.

©2026 AVITA Medical. AVITA Medical®, the AVITA Medical logo, Cohealyx®, RECELL®, RECELL GO®, and Spray-On SkinTM Cells are trademarks of AVITA Medical. PermeaDerm® is a registered trademark owned by Stedical Scientific, Inc. All other trademarks are the properties of their respective owners.